WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending February 28, 2009

Dear Interest Holder:

Enclosed is the report for the period of February 28, 2009 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of February 28, 2009 was $117.68, a decrease of -0.94% from the January 31, 2009 value of $118.79. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was a decrease of -2.40% as of February 28, 2009.

STATEMENT OF INCOME(LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	$1,349,176.54
Change in Unrealized Gain/(Loss)	($1,635,445.61)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($22,599.98)

Total Trading Income	($308,869.05)

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$3,570.59
Management Fees	$45,494.68
Advisory Fees	$198,948.16
Offering Fees	$0.00
Incentive Fees	$156,200.49
Other Expenses	$315,303.52

Total Expenses	$719,517.44

Interest Income	$2,719.03

Net Income(Loss) from the Period	($1,025,667.46)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)
	Total	NAV Per Unit
Beginning of Month	$109,187,224.12	$118.79
Addition	$850,734.00
Withdrawal	($1,429,399.13)
Net Income/(Loss)	($1,025,667.46)

Month End	$107,582,891.52	$117.68
Monthly Rate of Return	-0.94%
Year to Date Rate of Return	-2.40%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending February 28, 2009

Dear Interest Holder:

Enclosed is the report for the period of February 28, 2009 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of February 28, 2009 was $120.83, a decrease of -0.78% from the January 31, 2009 value of $121.78. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was a decrease of -2.08% as of February 28, 2009.

STATEMENT OF INCOME(LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	$190,820.98
Change in Unrealized Gain/(Loss)	($231,309.48)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($3,196.43)

Total Trading Income	($43,684.93)

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$505.00
Management Fees	$6,434.55
Advisory Fees	$28,138.26
Offering Fees	$0.00
Incentive Fees	$22,092.24
Other Expenses	$18,856.81

Total Expenses	$76,026.86

Interest Income	($401.74)

Net Income(Loss) from the Period	($120,113.53)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)
	Total	NAV Per Unit
Beginning of Month	$15,442,910.61	$121.78
Addition	$0.00
Withdrawal	($205,483.00)
Net Income/(Loss)	($120,113.53)

Month End	$15,117,314.07	$120.83

Monthly Rate of Return	-0.78%
Year to Date Rate of Return	-2.08%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2